UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MOTORCAR PARTS OF AMERICA, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 5, 2019

To Our Shareholders:

We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on September 5, 2019 at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying Proxy Statement, at this meeting we will consider and act upon:

(1)	The election of the nine directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2020;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (say on pay);
(4)	The transaction of such other business as may come properly before the meeting or any meetings held upon adjournment or postponement of the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on July 22, 2019 as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2019 that we filed with the Securities and Exchange Commission on June 28, 2019 is enclosed with this notice, but is not part of the proxy soliciting material.

We invite you to attend the meeting and vote in person. If you cannot attend, to assure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on September 5, 2019.

Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2019 that we filed with the Securities and Exchange Commission on June 28, 2019 are available at https://www.cstproxy.com/motorcarparts/2019.

By order of the Board of Directors

Michael M. Umansky,
Secretary

Torrance, California
July 29, 2019

YOUR VOTE IS EXTREMELY IMPORTANT

In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying Proxy Statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

This year’s Annual Meeting is a particularly important one, and YOUR vote is extremely important.

If you have questions or need assistance voting your shares please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Your vote is extremely important, no matter how many or how few shares you own. The Board urges you to vote your shares to elect the Board’s nominees. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503

GENERAL INFORMATION

We are sending you this proxy statement on or about July 31, 2019 in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 5, 2019, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 22, 2019. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this Proxy Statement is July 29, 2019.

A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:

•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2020;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers;
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.

Our only voting securities are the outstanding shares of our common stock. At the record date, we had 18,890,419 shares of common stock outstanding and approximately 11 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.

For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated By-Laws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.

We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the Securities and Exchange Commission (the “SEC”) of a current report on Form 8-K.

The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ended March 31, 2020). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.

We will pay for the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of the mails, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

We are asking our shareholders to elect nine members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the nine individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.

Each of our nominees, Selwyn Joffe, Scott J. Adelson, Rudolph J. Borneo, Philip Gay, Duane Miller, Jeffrey Mirvis, Dr. David Bryan, Joseph Ferguson, and Barbara L. Whittaker, is currently serving as a director, and each of our nominees was elected at our last annual meeting of shareholders. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.

The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director.

The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors

The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:

Name	Age	Position with the Company
Selwyn Joffe	61	Chairman of the Board of Directors, President and Chief Executive Officer
Scott J. Adelson	58	Lead Independent Director
Rudolph J. Borneo	78	Director, Chairman of the Compensation Committee, and member of the Audit and Nominating and Corporate Governance Committees
Dr. David Bryan	67	Director, member of the Compensation and Nominating and Corporate Governance Committees
Joseph Ferguson	52	Director, member of the Audit and Compensation Committees
Philip Gay	61	Director, Chairman of the Audit Committee, and member of the Compensation and Nominating and Corporate Governance Committees
Duane Miller	72	Director, Chairman of the Nominating and Corporate Governance Committee, and member of the Audit and Compensation Committees
Jeffrey Mirvis	55	Director, member of the Audit, Compensation, and Nominating and Corporate Governance Committees
Barbara L. Whittaker	68	Director, member of the Compensation and Nominating and Corporate Governance Committees

Selwyn Joffe has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. He currently serves on the board of directors of the Motor and Equipment Remanufacturers Association, an industry trade association. In addition, Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), also an industry trade association. Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a member of the bar of the State of Georgia as well as a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director of our Company.

Scott J. Adelson joined our Board of Directors on January 4, 2008. Mr. Adelson is also a director and member of the compensation committee of QAD Inc., a public software company, since April 2006. Mr. Adelson is Co-President, Global Co-head of Corporate Finance and a Senior Managing Director for Houlihan Lokey, a leading international investment bank. During his 30 plus years with the firm, Mr. Adelson has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written extensively on a number of corporate finance and securities valuation subjects. He is an active member of Board of Directors of various privately-held middle-market businesses, as well as several recognized non-profit organizations, such as the USC Entrepreneur Program. Mr. Adelson holds a bachelor degree from the University of Southern California and a Master of Business Administration degree from the University of Chicago, Graduate School of Business. Mr. Adelson’s broad business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Rudolph J. Borneo joined our Board of Directors on November 30, 2004. Mr. Borneo retired from R.H. Macy’s, Inc. on March 31, 2009. At the time of his retirement, his position was Vice Chairman and Director of Stores of Macy’s West, a division of R.H. Macy’s, Inc. Mr. Borneo served as President of Macy’s California from 1989 to 1992 and President of R.H. Macy’s West from 1992 until his appointment as Vice Chairman and Director of Stores in February 1995. In addition, Mr. Borneo is currently Board Chairman of Smoke Eaters Hot Wings Inc., a privately-held company. He earned a Bachelor of Science degree in business administration from Monmouth University. Mr. Borneo is the Chairman of our Compensation Committee and a member of our Audit and Nominating and Corporate Governance Committees. Mr. Borneo’s extensive experience in management of employees, organizational management, general business and retail knowledge and financial literacy have led the Board of Directors to conclude that he should serve as a director of our Company.

Dr. David Bryan joined our Board of Directors on June 9, 2016. Dr. Bryan is also a member of our Compensation and Nominating and Corporate Governance Committees. In addition to teaching part time in the Economics Department at the University of California at Santa Cruz, Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several Santa Francisco and Los Angeles based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses have led the Board of Directors to conclude that he should serve as a director of our Company.

Joseph Ferguson joined our Board of Directors on June 9, 2016. Mr. Ferguson is also a member of our Audit and Compensation Committees. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT and Intellectual Technology, Inc., each of which is privately-held. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as a director of our Company.

Philip Gay joined our Board of Directors on November 30, 2004. He chairs our Audit Committees and is a member of our Compensation and Nominating and Corporate Governance Committees. Mr. Gay currently serves as Managing Director of Triple Enterprises, a business advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing, which he had previously managed from March 2000 until June 2004. From April 2018, Mr Gay has served as Co CEO of Giggles N Hugs, Inc., a publicly-traded company. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly-traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay is also a retired Certified Public Accountant, a former audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.

Duane Miller joined our Board of Directors on June 5, 2008. Mr. Miller is now a consultant to the Flint & Genesee Chamber of Commerce. Prior to consulting, he was their Chief Operating Officer and Executive Vice President of the Flint & Genesee Chamber of Commerce from October 2009 to October 2017, focusing on Economic, Business and Community Development, and After-School Programs. Prior to joining the Flint & Genesee Chamber of Commerce, he was employed by the City of Flint, Michigan, as the Director of Government Operations, from February 2009 to August 2009. Mr. Miller retired from General Motors Corporation in April 2008 after 37 years of service. At the time of his retirement, Mr. Miller served as executive director, GM Service and Parts Operations (“SPO”) Field Operations where he was responsible for all SPO field activities, running GM Parts (OE), AC Delco (after-market) and GM Accessories business channels, as well as SPO’s Global Independent Aftermarket. Mr. Miller served on the Board of Directors of OEConnection, an automotive ecommerce organization focused on applying technology to provide supply chain solutions and analysis. He previously served on the Boards of Directors for: McLaren Regional Medical Center in Flint, Michigan, the Genesee Health Coalition, and the Prima Civitas Foundation, headquartered in Lansing, Michigan. His experience also includes serving on the Boards of Directors and a member of its audit and compensation committees of the Urban League of Flint, Michigan, the Boys and Girls Club of Flint, Michigan and the Flint/Genesee County Convention and Visitor’s Bureau. Mr. Miller earned a Bachelor of Science degree in marketing from Western Michigan University, and attended the Executive Development Program at the University of California Berkeley, Haas School of Business. Mr. Miller is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit and Compensation Committees. Mr. Miller’s significant experience with the automotive parts industry, combined with his organizational, management and business understanding, have led the Board of Directors to conclude that he should serve as a director of our Company.

Jeffrey Mirvis joined our Board of Directors on February 3, 2009. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately-held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his eighteen-year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He has been as a board member of Wildwood School in Los Angeles and the Jewish Federation in Los Angeles. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.

Barbara L. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, with both original equipment manufacturers and suppliers, and in the aftermarket. In 2010 Mrs. Whittaker founded BW Limited LLC, which provides companies business and procurement strategies that lead to improved performance. Previously, Ms. Whittaker worked for the General Motors Corporation and Delphi Automotive in leadership positions of increasing responsibility. Prior to her retirement from General Motors,

Ms. Whittaker’s position was Executive Director of Global Purchasing. Mrs. Whittaker previously served in Chevrolet’s Division of General Motors Corporation in Production Control and Scheduling, with an emphasis on Supply Chain. Mrs. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and is well versed in lean production systems (including General Motors’ Global Manufacturing System). She currently serves on the board of directors of ChannelNet and has also held board of director’s positions for Detroit Manufacturing Systems and Piston Group, each of which is privately held. She was appointed as a director of the Company by the Board of Directors in February 2017. Mrs. Whittaker’s automotive experience, supply chain expertise, leadership experience and organizational management have led the Board of Directors to conclude that she should serve as a director of our company.

Corporate Governance Overview

Our corporate governance policies and practices reflect our values, and allow our Board to effectively oversee our company in the interest of creating long-term value. The key elements of our program and their benefits to our stockholders are described below.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS
STOCKHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our stockholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common stockholders control our company, with equal voting rights. All common stockholders are entitled to vote for all director nominees.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our stockholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our stockholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain stockholder disputes be brought in a particular forum nor are stockholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our company.

No Poison Pill	We do not have a stockholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide stockholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Eight of our nine director nominees, or 89%, are independent, ensuring that our Board oversees our company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board or the date of the guidelines.
Committee Governance	Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board.
Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process
Our Board or our Board’s Nominating and Corporate Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and company strategy. One director that served during 2016 has passed away. We appointed two new directors in 2016 and two new directors in 2017. One director resigned in 2019.

OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR STOCKHOLDERS
Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees an performance evaluation of our Board and its Committees and leadership to ensure that they continue to serve the best interests of stockholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our company and experts to help them fulfill their oversight responsibilities on behalf of our stockholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews senior executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our company.

Governance Policies and Guidelines

We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:

•	compliance with governmental laws, rules and regulations
•	confidentiality
•	conflicts of interest and corporate opportunities
•	insider trading, which is supplemented by a robust policy applicable to the Company’s directors, officers and employees.
•	director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503.

Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and stockholders on the other. Among the written policies are:

•	Related Party Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:
•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•	Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

•	Clawback Policy. This policy allows the Company to recoup certain compensation awards paid to executives in the event of restatement of the financial results upon which the awards were based. The policy includes the following terms:
•	The policy is triggered when there is a restatement to the Company’s financial statements to correct a material error that the Board or Compensation Committee determines is a result of fraud or intentional misconduct of a participant in the Company’s incentive plans.
•	The policy applies to all bonuses, incentive compensation, and equity-based awards granted after the end of fiscal year 2017.
•	Stock Ownership Guidelines. These guidelines were adopted on February 17, 2017. They serve to align the interests of directors and officers with the Company by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary. The policy includes the following terms:
•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her base salary.
•	Named executive officers other than the Chief Executive Officer are expected to hold, within approximately 5 years after attaining their position or the date of the guidelines, shares of Company common stock worth 2 times their base salary.
•	Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position or the date of the guidelines, shares of Company common stock worth 3 times his or her annual cash retainer.
•	As of March 31, 2019, Mr. Joffe held shares of Company common stock worth in excess of 3 times his base salary, Mr. Lee held shares of Company common stock worth in excess of 2 times his base salary, and Mr. Schooner and Mr. Umansky each held shares of Company less than 2 times their respective base salaries. As of March 31, 2019, each of the non-employee directors held shares of Company common stock worth 3 times his or her annual cash retainer

Certain Relationships and Related Transactions

As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.

Director Independence, Board of Directors and Committees of the Board of Directors

Board Independence. Each of Scott Adelson, Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis, and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.

Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its stockholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our stockholders, employees, customers and suppliers.

Lead Independent Director. Our Board has appointed Scott J. Adelson as our Lead Independent Director to preside at executive sessions of independent directors.

Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, financial reporting and disclosure matters, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes and risks arising from related person transactions. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

Attendance of Board and Committees. Our Board of Directors met nine times during Fiscal 2019. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2019. Our last annual meeting of shareholders was held on September 6, 2018. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.

Audit Committee. The current members of our Audit Committee are Philip Gay, Rudolph Borneo, Joseph Ferguson, Duane Miller, and Jeffrey Mirvis, with Mr. Gay serving as chairman. Our Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay is a financial expert within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, receives and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met seven times in Fiscal 2019.

Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, Duane Miller, Jeffrey Mirvis and Barbara Whittaker, with Mr. Borneo serving as chairman. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met three times in Fiscal 2019.

Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Rudolph J. Borneo, David Bryan, Philip Gay, Duane Miller, Jeffrey Mirvis and Barbara Whittaker, with Mr. Miller serving as Chairman. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for nominating candidates to our Board of Directors. Our Nominating and Corporate Governance Committee did not meet during Fiscal 2019.

In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.

Engagement with Stockholders

We actively engage with our stockholders, in person, by phone and through written correspondence. During Fiscal 2019, we met in person with most of our largest stockholders and many other stockholders. We take into account feedback received during those meetings and are constantly looking for ways to improve our corporate governance and executive compensation practices.

Information about Our Non-Director Executive Officers and Significant Employees

Our executive officers (other than executive officers who are also members of our Board of Directors) and significant employees, their ages and present positions with our Company, are as follows:

Name	Age	Position with the Company
David Lee	49	Chief Financial Officer
Doug Schooner	50	Chief Manufacturing Officer, SVP, Operations for Under-the-Car Product Lines
Michael Umansky	78	Vice President, Secretary and General Counsel

Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officers who are also members of our Board of Directors and significant employees is set forth below.

David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Masters in Business Administration degree from the UCLA Anderson School of Management.

Douglas Schooner has been our Chief Manufacturing Officer since June 2014. In May 2017, Mr. Schooner became our Senior Vice President, Operations for the Under-the-Car Product Lines. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with our company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.

Michael Umansky has been our Vice President and General Counsel since January 2004 and is responsible for all legal matters. His additional appointment as Secretary became effective September 1, 2005. Mr. Umansky was a partner of Stroock & Stroock & Lavan LLP, and the founding and managing partner of its Los Angeles office from 1975 until 1997 and was Of Counsel to that firm from 1998 to July 2001. Immediately prior to joining our Company, Mr. Umansky was in the private practice of law, and during 2002 and 2003, he provided legal services to us. From February 2000 until March 2001, Mr. Umansky was Vice President, Administration and Legal, of Hiho Technologies, Inc., a venture capital financed producer of workforce management software. Mr. Umansky is admitted to practice law in California and New York and is a graduate of The Wharton School of the University of Pennsylvania and Harvard Law School.

There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing, with the following exception: to the extent that such persons were involved in bankruptcy proceedings related to the Company’s subsidiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no such forms were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during Fiscal 2019.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program for our named executive officers for Fiscal 2019, who were:

•	Selwyn Joffe, President and Chief Executive Officer and Chairman of the Board
•	David Lee, Chief Financial Officer
•	Michael Umansky, Vice President, Secretary and General Counsel
•	Doug Schooner, Chief Manufacturing Officer, SVP, Operations for the Under-the-Car Product Lines

The following discussion and analysis of compensation arrangements of our named executive officers for Fiscal 2019 should be read together with the compensation tables and related disclosures set forth below. This discussion contains certain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Compensation Summary.

The retention of experienced, highly-capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.

The primary objectives of our practices with respect to executive compensation are to:

•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance;
•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and
•	Provide compensation that will attract and retain superior talent and reward performance.

Compensation Components and Key Elements.

With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:

Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining the executive officers of superior talent that are necessary to manage and lead our Company.

Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key pre-determined financial and individual performance goals.

Longer-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels

Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. In addition, for Fiscal 2019 we made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation for the year.

Other Benefits. We provide to our executive officers medical benefits that are generally available to our other employees. Executives are also eligible to participate in our other broad-based employee benefit plans, such as our long and short-term disability, life insurance and 401(k) plan. In addition, Mr. Joffe and Mr. Umansky receive automobile allowances and the Company pays the premiums for a disability insurance policy for Mr. Joffe. Historically, the value of executive perquisites has not been a significant component of our executive compensation program.

We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable and objective performance metrics. Approximately 75% of the Chief Executive Officer’s total direct Fiscal 2019 compensation is comprised of stock and option awards (the “Equity Component”), including performance-based restricted stock awards. These awards are subject to fluctuations in the Company’s stock price, which we believe aligns his interests with the interests of the Company’s stockholders going forward. This percentage compares with an Equity Component percentage of approximately 37% in Fiscal 2018 and 33% in Fiscal 2017. We believe this increase in the Equity Component of Mr. Joffe’s total direct compensation aligns his incentives with the interests of our stockholders.

Moreover, we believe that the compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including

What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 70% of total cash-based annual incentive award opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain rigorous stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without stockholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Independent compensation consultant

As discussed above under “Governance Policies and Guidelines—Stock Ownership Guidelines,” we have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe.

Say-on-Pay Vote.

At the Annual Meeting held on September 6, 2018, approximately 76% of votes cast were voted in favor of our Say-on-Pay vote. We have engaged and expect to continue to engage our stockholders regarding executive compensation with the goal of enhancing our stockholder communications and achieving a higher percentage of votes cast in favor of our Say-on-Pay vote. After our 2018 annual meeting, we held discussions with shareholders regarding executive compensation and other governance and business performance issues. Some of our shareholders expressed a view that our equity-based compensation should have performance-based vesting. We believe that the engagement of Willis Towers Watson to review long-term incentive awards for our CEO and the adoption of performance-based restricted stock awards for our CEO, as discussed below under “Determination of Compensation Decisions,” are responsive to questions some of our stockholders have raised regarding performance-based executive compensation.

Determination of Compensation Decisions.

The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. In order for the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.

Engagement of Compensation Committee Consultant.

For Fiscal 2019, the Compensation Committee retained Willis Towers Watson (“Towers”) to review long-term incentive (“LTI”) awards for the Company’s Chief Executive Officer (the “Fiscal 2019 Review”). The Compensation Committee previously retained Towers in August 2015 as its outside compensation consultant to conduct a compensation review for the top eighteen executive positions at the Company (the “Fiscal 2016 Review”) and again retained Towers during fiscal 2017 (the “Fiscal 2017 Review” and, together with the Fiscal 2016 Review and the Fiscal 2019 Review, the “Towers Reports”) for a further review of compensation for the top seven executive positions and directors in light of the results of our advisory vote on compensation at our 2016 Annual Meeting. Towers does not perform any other consulting work or any other services for our Company, reports directly to the Compensation Committee, and takes direction from the Chairman of the Compensation Committee. The Compensation Committee has assessed the independence of Towers pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent Towers from serving as an independent consultant to the Compensation Committee.

The Compensation Committee considered analysis and advice contained in the Towers Reports when making compensation decisions for the Chief Executive Officer and other senior executives with regard to Fiscal 2019 compensation, including Towers’ input on performance-based vesting for our CEO’s equity compensation.

Peer Group. While the Compensation Committee does not itself undertake a formalized benchmarking process, it did review the assessment provided by Towers detailing the competitiveness of our executive compensation relative to that of a peer group Towers established when making its executive compensation decisions. Towers used the following peer companies in reviewing our compensation levels for purposes of the Fiscal 2017 Review: Dorman Products Inc., Fox Factor Holding Corp., Horizon Global Corporation, Modine Manufacturing Co., Myers Industries, Inc., Shiloh Industries Inc., Spartan Motors Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx Internaional Corporation. Towers selected these companies because of their close similarity to the Company in terms of industry, revenue and market capitalization. The Compensation Committee believed that this peer group remained appropriate for assessing the competitiveness of our executive compensation program for Fiscal 2019.

Fiscal 2017 Review. In reaching its executive compensation decisions for Fiscal 2019, the Committee considered analysis and advice contained in the Fiscal 2017 Review regarding the competitiveness of our executive compensation program in comparison to our peer group and compensation surveys. The Compensation Committee determined that overall the compensation levels reviewed by Towers were within the competitive range with variations by position. The compensation levels assessed by Towers were based on actual payments or grants, as the case may be, of base salary, bonuses and long-term incentive grants. In reaching its conclusions, Towers applied the following standards for determining that compensation is in line with competitive market practices: base salary paid is between 90% and 110% of the median base salary; total cash compensation (base salary plus bonus) is between 85% and 115% of the median total cash compensation; and total direct compensation (total cash compensation plus long-term incentive grants) is between 80% and 120% of the median total direct compensation.

Fiscal 2019 Review. In reaching its decisions regarding amendments to Mr. Joffe’s employment agreement relating to LTI awards (as described below under “Equity-Based Incentive Programs”), the Compensation Committee considered analysis and advice contained in the Fiscal 2019 Review regarding, among other things, competitive practices for LTI performance plan design, proxy advisor reports, historical LTI grants to Mr. Joffe, the Company’s historical share price data, analysts’ share price targets for the Company’s common stock and termination provisions for LTI awards. The Compensation Committee determined that a fixed share approach to the LTI grants would align the LTI awards with the interests of the stockholder because the value of the awards fluctuates with the share price of the Company’s stock. The Compensation Committee determined that grants of 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 with vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”) would align Mr. Joffe’s long-term incentives with the Company’s long-term strategic objectives.

Determining Executive Compensation.

Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers. As a policy matter, we generally only increase such salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In the case of Mr. Joffe, his employment agreement provides for review of his base salary from time to time. Such increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. During Fiscal 2019, the Compensation Committee approved an increase in Mr. Schooner’s base salary from $323,400 to $360,000 for Fiscal 2019, effective in the third quarter of Fiscal 2019. Mr. Schooner’s base salary was based on significant increases to his duties and responsibilities, including additional oversight of management information technology. The base salaries for Mr. Joffe and Mr. Lee reflect the base salary increases that were approved by the Compensation Committee in Fiscal 2018 and went into effect in the first quarter of Fiscal 2018. These increases were in effect for all of Fiscal 2019. The following table sets forth the Fiscal 2019 base salaries for each named executive officer.

Named Executive Officer	Base Salary
Selwyn Joffe	$728,960
David Lee	$319,000
Michael Umanksy	$506,000
Doug Schooner	$360,000

Annual Cash-Based Incentive Program. Each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial and individual performance goals. Historically, as well as in Fiscal 2019, the program has consisted of two components: a company-performance metric based on Adjusted EBITDA calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments descried in our earnings releases attached as exhibits to the Company’s Reports on Form 8-K reporting the Company’s results of operations and financial condition for the applicable fiscal year as filed with the SEC (the “Company Performance Goal”) and an individualized set of quantitative and qualitative goals for each individual officer (the “Individual Goals” and, together with the Company Performance Goal, the “Performance Goals”). Regardless of the Company’s and the executives’ actual achievement of the Performance Goals, for Fiscal 2019, the Compensation Committee determined to exercise its discretion related to the Annual Cash-Based Incentive Program (the “Program”) and determined no payments would be made.

Equity-Based Incentive Program. The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our common shareholders. Because vesting is generally based on continued service, in addition to other performance-based metrics in some cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the number of stock options and/or restricted stock to be granted to executives, we consider the total value of the compensation opportunity afforded to each named executive officer and the competitive levels paid by our peers, as well as the individual’s position, scope of responsibility, ability to affect profits and shareholder value.

The following table sets forth the number of shares covered by the option, restricted stock, and restricted stock unit awards granted to each named executive officer in Fiscal 2019.

Named Executive Officers	Stock Options	Restricted Stock	Restricted Stock Units
Selwyn Joffe	83,400	75,000	33,100
David Lee	14,000	—	5,500
Michael Umansky	12,300	—	4,900
Doug Schooner	5,000	—	2,000

Each stock option and restricted stock unit award vests over a three-year period, subject to continued employment. The grant of restricted stock vested based on performance measures for the fiscal year ended March 31, 2019 determined in accordance with Mr. Joffe’s employment agreement, which was amended on February 5, 2019. The performance measures for Fiscal 2019 were based on Adjusted EBITDA maximum, target and threshold levels and specific new business objectives identified by the Compensation Committee. The Compensation Committee determined such performance measures based on its review of the Fiscal 2019 budget previously approved by the Board. The following table sets forth the Adjusted EBITDA maximum, target and threshold levels, which were set at the time of grant, and the number of shares that vest based on achievement of such levels:

	Adjusted EBITDA for Fiscal 2019	Number of Shares Vested(1)
Maximum	$81,079,000	75,000
Target	$64,863,000	50,000
Threshold	$56,755,000	25,000
(1)	If Adjusted EBITDA is between the ranges set forth in the table above, the number of shares that vest is based on an interpolation between the number of shares for such range.

Based on Adjusted EBITDA for Fiscal 2019 of $73,789,000 as reported in the Company’s earnings press release for Fiscal 2019, the Committee determined that 63,761 of the 75,000 shares of restricted stock vested based on Adjusted EBITDA. Pursuant to Mr. Joffe’s Fiscal 2019 Restricted Stock Award, the number of shares that vested was subject to further adjustment based on his performance against the strategic performance metrics set forth in the table below, which were determined by the Compensation Committee based on its review of the Fiscal 2019 budget previously approved by the Board:

Strategic Performance Metric	How The Metric Was Achieved
New product launches	Initiated strategy to leverage the Company’s channel relationships to support its expanding brake line business.

	•	Business plan developed and approved
	•	Developed, secured and implemented a capital structure to execute the plan
	•	Developed infrastructure for new products
	•	Hired personnel for sales, product development and management, engineering, diagnostics, cataloguing and production
	•	Secured sales commitments
	•	Designed and completed construction plan for new facilities
Entry into the heavy-duty OES and aftermarket parts business	Set the platform in place to expand our rotating electrical business into this new category.

Company acquired Dixie Electric, Ltd., a leading manufacturer and distributor of heavy-duty rotating electric products. This acquisition:

	•	Provides an immediate platform for our expansion into the heavy-duty business.
	•	Mitigates competitive and Chinese sourcing risk
	•	Opens capabilities for existing and new products in India through utilizing Dixie India production facilities.

Strategic Performance Metric	How The Metric Was Achieved
Completion of factory expansion projects
New consolidated distribution center in Tijuana, Mexico completed, which the Company believes will result in substantial cost savings and provide our customers with a single, consolidated distribution point for multiple product lines.

Expansion of the Company’s production capacity in its Malaysian facilities for multiple product lines, creating competitive benefits.
Launch of electric vehicle initiatives:
Launched industry-leading diagnostic equipment for development and for production of electric vehicles. Customer base includes some of the most respected organizations in the world. These products also expand the Company’s customer base to include applications for the aerospace industry. These initiatives also create a robust platform to grow value in the fast-emerging electric vehicle market for auto, truck, mass transit and aerospace applications.

The Compensation Committee determined that based on Mr. Joffe’s achievement of each of these business objectives, the Fiscal 2019 Restricted Stock Award vested in full. The strategic performance metrics accounted for approximately 15% of the performance-based vested shares. The Company believes that implementation of these strategic initiatives will have a positive financial impact in the current fiscal year, all of which are critical to achievement of the Company’s five-year revenue growth and shareholder value targets.

Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan and non-qualified deferred compensation plan. The Company may also from time to time provide perquisites such as Company-paid or reimbursed automobiles, additional coverage under our medical plans and participation in deferred compensation plans.

Tax Considerations

Internal Revenue Code (“IRC”) Section 162(m) generally provides that public companies cannot deduct compensation paid to its covered employees in excess of $1 million per year. Prior to the Tax Cuts and Jobs Act of 2017 (the “Act”), covered employees generally consisted of a corporation’s chief executive officer and each of its other three most highly compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the IRC was exempt from this $1 million deduction limitation. As part of the Act, the ability to rely on this exemption was, with certain limited exceptions, eliminated. In addition, the determination of covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to IRC Section 162(m), we may not be able to take a deduction for any compensation in excess of $1 million that is paid to a covered employee. As has historically been the case, we continue to have the discretion to determine the compensation for our executives that we determine to be appropriate and in the best interests of the Company and its stockholders.

In limited circumstances, we may agree to make certain items of income payable to our named executive officers tax-neutral to them. Accordingly, we have agreed to gross-up certain payments to our Chief Executive Officer to cover any excise taxes (and related income taxes on the “gross-up” payment) that he may be obligated to pay with respect to the first $3,000,000 of “parachute payments” (as defined in IRC Section 280G) to be made to him upon a change of control of our Company.

Accounting Considerations

ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718, requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By Members of the Compensation Committee

Rudolph Borneo, Chairman
Dr. David Bryan
Joseph Ferguson
Philip Gay
Duane Miller
Jeffrey Mirvis
Barbara Whittaker

Compensation Risk Analysis

The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all of our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth information concerning Fiscal 2019, 2018 and 2017 compensation of our named executive officers.

Name & Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Options Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Selwyn Joffe Chairman of the Board, President and CEO	2019	$728,960	$100	$2,044,150	$728,088	$—	$—	$179,434	$3,680,732
	2018	722,945	237,100	668,560	711,501	476,000	—	178,523	2,994,629
	2017	700,000	228,100	324,084	674,719	623,000	—	169,200	2,719,103

David Lee Chief Financial Officer	2019	$319,000	$100	$104,500	$122,221	$—	$—	$97,642	$643,463
	2018	316,769	68,100	112,340	119,449	106,000	—	92,751	815,409
	2017	290,000	48,100	80,304	142,323	131,000	—	88,030	779,757

Doug Schooner Chief Manufacturing Officer, SVP, Operations Under-the-Car Product Lines	2019	$333,254	$100	$38,000	$43,650	$—	$—	$98,069	$513,074
	2018	321,139	34,100	87,680	92,184	68,000	—	92,881	695,984
	2017	294,000	31,100	68,832	118,603	84,000	—	88,147	684,681

Michael Umansky Vice President, Secretary and General Counsel	2019	$506,000	$100	$93,100	$107,380	$—	$—	$92,477	$799,057
	2018	506,000	30,100	98,640	105,167	61,000	—	90,529	891,436
	2017	506,000	41,100	57,360	144,959	83,000	—	86,746	919,165
(1)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, and bonuses awarded to the named executive officers based on the achievement of Individual Goals under the Company’s Annual Cash-Based Incentive Program. Amounts in the “Non-Equity Incentive Compensation Plan” column represent annual cash-based incentives awards awarded to the named executive officers under the Company’s Annual Cash-Based Incentive Program based on the achievement of Company Performance Goals under our organizational goal setting process (and subject to any negative discretion).
(2)	Stock and option award amounts represent the aggregate grant date fair value of stock awards and options granted during the fiscal years ended March 31, 2019, 2018, and 2017. We provide information regarding the assumptions used to calculate the value of all options and stock awards made to executive officers in Note 3 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 28, 2019. For Mr. Joffe, the stock award includes a grant of restricted stock that vested based on performance measures for Fiscal 2019 determined in accordance with Mr. Joffe’s employment agreement, which was amended on February 5, 2019. For more detail on this award, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Programs.”
(3)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for the fiscal year ended March 31, 2019:
Name	Automobile Expenses	Insurance Premiums(1)	401K Employer’s Contribution	Deferred Compensation Plan Employer’s Contribution	Total
Selwyn Joffe	$18,000	$112,072	$5,383	$43,979	$179,434
David Lee	$—	$88,072	$9,570	$—	$97,642
Doug Schooner	$—	$88,072	$9,998	$—	$98,069
Michael Umansky	$681	$61,641	$12,244	$17,910	$92,477
(1)	For Mr. Joffe, these premiums include premiums for disability insurance. For all our named executive officers, these premiums include premiums for health insurance.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Plan-Based Option Awards
		Threshold	Target	Maximum
Selwyn Joffe	6/18/2018	—	—	—	—	83,400	$19.00	$728,088
Selwyn Joffe	6/18/2018	—	—	—	33,100	—	—	$628,900
Selwyn Joffe	3/29/2019	25,000	50,000	75,000	—	—	—	$1,415,250	(2)
David Lee	6/18/2018	—	—	—	—	14,000	$19.00	$122,221
David Lee	6/18/2018	—	—	—	5,500	—	—	$104,500
Doug Schooner	6/18/2018	—	—	—	—	5,000	$19.00	$43,650
Doug Schooner	6/18/2018	—	—	—	2,000	—	—	$38,000
Michael Umansky	6/18/2018	—	—	—	—	12,300	$19.00	$107,380
Michael Umansky	6/18/2018	—	—	—	4,900	—	—	$93,100
(1)	Each stock option and restricted stock unit award vests over a three-year period, subject to continued employment.
(2)	The grant of restricted stock vested based on performance measures for the fiscal year ended March 31, 2019 determined in accordance with Mr. Joffe’s employment agreement.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2019.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)
Selwyn Joffe
	109,100	—		—	$6.46	12/27/2022
	124,100	—		—	$6.46	12/27/2022
	83,700	—		—	$9.32	9/2/2023
	26,200			—	$31.13	9/3/2025
	34,133	17,067	(1)	—	$28.68	6/23/2026
	18,267	36,533	(2)	—	$27.40	6/19/2027
	—	83,400	(3)	—	$19.00	6/17/2028
							3,767	(1)	$71,083
							16,267	(2)	$306,958
							33,100	(3)	$624,597
David Lee
	30,900	—		—	$6.46	12/27/2022
	20,900	—		—	$9.32	9/2/2023
	9,300	—		—	$22.93	6/21/2024
	6,500	—		—	$31.13	9/3/2025
	7,200	3,600	(1)	—	$28.68	6/23/2026
	3,067	6,133	(2)	—	$27.40	6/19/2027
	—	14,000	(3)	—	$19.00	6/17/2028
							933	(1)	$17,606
							2,733	(2)	$51,572
							5,500	(3)	$103,785

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)		Market Value of Shares or Units of Stock Unvested ($)
Doug Schooner
	6,400	—		—	$22.93	6/21/2024
	5,600	—		—	$31.13	9/3/2025
	6,000	3,000	(1)	—	$28.68	6/23/2026
	2,367	4,733	(2)	—	$27.40	6/19/2027
	—	5,000	(3)	—	$19.00	6/17/2028
							800	(1)	$15,096
							2,133	(2)	$40,250
							2,000	(3)	$37,740
Michael Umansky
	7,400	—		—	$6.46	12/27/2022
	15,000	—		—	$9.32	9/2/2023
	6,600	—		—	$22.93	6/21/2024
	4,700	—		—	$31.13	9/3/2025
	7,333	3,667	(1)	—	$28.68	6/23/2026
	2,700	5,400	(2)		$27.40	6/19/2027
	—	12,300	(3)		$19.00	6/17/2028
							667	(1)	$12,586
							2,400	(2)	$45,288
							4,900	(3)	$92,463
(1)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 24, 2016, subject to continued employment.
(2)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 20, 2017, subject to continued employment.
(3)	This award vests in three equal annual installments beginning on the first anniversary of the grant date, June 18, 2018, subject to continued employment.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	—	$—	16,065	$343,924
David Lee	—	$—	3,335	$72,316
Doug Schooner	—	$—	2,767	$60,246
Michael Umansky	—	$—	2,600	$55,983

Nonqualified Deferred Compensation

The following table sets forth certain information regarding contributions, earnings and account balances under our Amended and Restated Executive Deferred Compensation Plan (the “DCP”), our only defined contribution plan that provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers as of fiscal year ended March 31, 2019. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Umansky has elected to receive distributions in installments in the earliest to occur of death, disability, separation of service, a specified date or a change of control. A description of the other material terms and conditions of the DCP follows.

Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(4)
Selwyn Joffe	$43,979	$43,979	$80,706	$—	$1,345,446
David Lee	$—	$—	$—	$—	$—
Doug Schooner	$—	$—	$—	$—	$—
Michael Umansky	$47,760	$17,910	$83,379	$—	$1,210,725
(1)	Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2019 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2019, and are therefore also reported in the appropriate column in the Summary Compensation Table above.
(2)	Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2019 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above, in Column (i), All Other Compensation.
(3)	Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.
(4)	Aggregate Balance at Last FY, shows the amounts of the DCP account balances at the end of Fiscal 2019 for each of our named executive officers.

The following table shows our contribution to each named executive officer’s account:

Name	Contribution	Interest(a)	Total
Selwyn Joffe	$43,979	$—	$43,979
David Lee	$—	$—	$—
Doug Schooner	$—	$—	$—
Michael Umansky	$17,910	$—	$17,910
(a)	No interest is paid by the registrant.

Nonqualified Deferred Compensation Plan

We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan, however, the annuity contracts are owned by us and remain subject to claims of our general creditors.

Employment Agreements

On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Incentive Plan adopted and amended from time to time by the Board (the “Annual Incentive Plan”), with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).

In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015 to July 1, 2019 and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $728,960 per annum.

In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019 to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long term incentive compensation opportunity in the amount of no less than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii)) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company. The 2012 Employment Agreement as amended by Amendment No. 1 thereto and Amendment No. 2 thereto is referred to below as the “Amended Employment Agreement.”

Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2010 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, restricted stock units, performance shares, performance units or such other form of award as determined by the Compensation Committee as administrator of the 2010 Plan in its sole and absolute discretion.

Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).

The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.

In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.

In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the Amended Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).

If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amemded Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.

In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.

The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.

Potential Payments Upon Termination or Change in Control Table

The following table provides an estimate of the inherent value of Mr. Joffe’s employment agreement described above, assuming the agreement was terminated on March 31, 2019, the last business day of Fiscal 2019.

Benefit	Termination by Company for Cause(1)	Death(2)	Disability(3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause(4)	After Change in Control: Voluntary Termination by Mr. Joffe(5)
Salary Contribution	$—	$—	$—	$1,457,920	$1,457,920
Bonus	$—	$—	$—	$713,200	$713,200
Equity Awards(6)	$—	$1,638,794	$1,638,794	$5,412,794	$5,412,794
Medical and Disability Insurance	$—	$—	$24,000	$224,144	$—
Automobile Allowance(7)	—	$—	$—	$36,000	$—

(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.

(2)	Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.
(3)	If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
(4)	Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through the date which is two years after the termination date: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.
(5)	If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.
(6)	Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, (i) any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) under our 2010 Incentive Plan which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award and (ii) any restricted stock awards contemplated by Paragraph 5(g) of the Amended Employment Agreement (such awards, together with the Executive Awards, the “Equity Awards”) (i) will vest in full for the shares granted for the then current Performance Cycle and (b) 50,000 shares will be granted for each other Performance Cycle during the remaining term of the Amended Employment Agreement. The inherent value shown in the table is the additional compensation expense we would have recorded upon the immediate vesting of all Equity Awards which were not fully vested at March 31, 2019. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, restricted stock units, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards.
(7)	Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

Pay Ratio

Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.

Ratio for Fiscal 2019

The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $1,675. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table, was $3,680,732. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 2,197:1.

Identification of Median Employee

The median employee we selected last year no longer works for us, so, as permitted by applicable SEC rules, we selected another employee whose compensation is substantially similar to the compensation of last year’s median employee based on the compensation measure we used to select last year’s median employee. As permitted by applicable SEC rules, we utilized the same employee population we used last year. That population was the entire global employee population as of March 30, 2018, excluding employees from Asia (China, Malaysia and Singapore) that constituted 5% of less of the total global employee population, per the de minimis exemption (which we determined was still applicable for Fiscal 2019). Under this exemption, we excluded approximately 275 employees; by excluding such employees, we reduced the total number of our US and non-US employees considered in determining the median employee from 5,657 to 5,382. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over the fiscal year. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility, and none of these employees were employed for the full year; however, applicable SEC rules do not allow annualization of the compensation of these employees.

2019 Director Compensation

We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2019. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2019.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Scott J. Adelson	$81,000	$65,000	$—	$—	$146,000
Rudolph Borneo	$94,000	$65,000	$—	$—	$159,000
David Bryan	$70,000	$65,000	$—	$—	$135,000
Joseph Ferguson	$84,000	$65,000	$—	$—	$149,000
Philip Gay	$104,000	$65,000	$—	$—	$169,000
Duane Miller	$89,500	$65,000	$—	$—	$154,500
Jeffrey Mirvis	$77,000	$65,000	$—	$—	$142,000
Timothy Vargo(2)	$57,595	$65,000	$—	$—	$122,595
Barbara L. Whittaker	$70,000	$65,000	$—	$—	$135,000
(1)	Award amounts represent the aggregate grant date fair value of the awards during Fiscal 2019. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Note 3 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 28, 2019. These awards vest in three equal annual installments, commencing on the anniversary date of the grant. As of March 31,2019, (i) each of the non-employee directors held 4,662 unvested shares subject to stock awards except for Ms. Whittaker who held 5,212 unvested shares subject to stock awards, and (ii) none of the non-employee directors held unvested option awards.
(2)	Mr. Vargo resigned on February 25, 2019. Upon his resignation, all vesting of his stock awards ceased and all of his unvested stock awards were forfeited.

Each of our non-employee directors receives annual compensation of $40,000 and a fee of $3,000 for attending each Board of Directors meeting, $2,000 for attending each Audit Committee meeting, $1,000 for each Compensation Committee meeting, and $1,000 for each Nominating and Corporate Governance Committee meeting. In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings. In addition, we pay: (i) Mr. Gay an additional $20,000 per year for assuming the responsibility for being Chairman of our Audit and Ethics Committees, (ii) Mr. Borneo an additional $10,000 per year for assuming the responsibility for being Chairman of our Compensation committee, (iii) Mr. Miller an additional $7,500 per year for being Chairman of our Nominating and Corporate Governance Committee, and (iv) Mr. Adelson an additional $20,000 for assuming the responsibility for being our lead director.

Under our 2014 Plan, each non-employee director was granted an award of restricted stock units with a grant date fair value of $130,000 upon their election to our Board of Directors. In addition, each non-employee director was awarded restricted stock units with a grant date fair value of $65,000 for each full year of service on our Board of Directors.

Indemnification of Executive Officers and Directors

Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.

We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.

Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.

Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Item 12.	Security Ownership of Certain Beneficial Owners And Management and Related Stockholder Matters

The following table sets forth, as of July 22, 2019, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 18,890,419 shares of common stock outstanding as of July 22, 2019.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of July 22, 2019 are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the stockholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.

Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock Fund Advisors(2) 55 East 52nd Street, New York, NY 10055	2,601,404	13.8%
Wellington Management Company(2) 280 Congress Street, Boston, MA 02210	1,907,013	10.1%
Private Capital Management, LLC(2) 8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108	1,610,851	8.5%
Dimensional Fund Advisors, L.P. (U.S.)(2) 1299 Ocean Ave, Santa Monica, CA 90401	1,573,829	8.3%
Fine Capital Partners, L.P(2)	1,410,515	7.5%
590 Madison Avenue, 27th Floor, New York, NY 10022
Global Alpha Capital Management, LTD(2) 1800 McGill College, Suit 2310, Montreal, Quebec H3A 3J6	1,246,164	6.6%
The Vanguard Group Inc.(2) P.O. Box 1110, Valley Forge, PA 19482-1110	1,206,266	6.4%
Selwyn Joffe(3)	658,598	3.4%
Scott Adelson(4)	54,438	*
Rudolph Borneo(5)	38,387	*
Bryan David	6,613	*
Ferguson Joseph Edwin	6,106	*
Philip Gay(6)	23,061	*
David Lee(7)	104,359	*
Duane Miller(8)	15,461	*
Jeffrey Mirvis(9)	40,561	*
Doug Schooner(10)	36,184	*
Michael Umansky(11)	65,221	*
Barbara Whittaker	4,868	*
Directors and executive officers as a group — 12 persons(12)	1,053,857	5.5%
*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)	Based on information contained in filings made by such stockholders with the SEC on as reported in each such stockholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these stockholders.
(3)	Includes 458,633 shares issuable upon exercise of currently exercisable options granted under the Third Amended and Restated 2010 Incentive Award Plan (the “2010 Incentive Award Plan”).
(4)	Includes 12,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

(5)	Includes 15,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(6)	Includes 15,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(7)	Includes 89,200 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(8)	Includes 9,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(9)	Includes 12,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.
(10)	Includes 27,400 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(11)	Includes 54,200 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan.
(12)	Includes 629,433 shares issuable upon exercise of currently exercisable options granted under the 2010 Incentive Award Plan and 63,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Non-Employee Director Stock Option Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2020. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2020 does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.

The Board of Directors recommends that shareholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:

	2019	2018	2017
Audit Fees	$3,050,000	$1,991,000	$1,708,000
Tax Fees	326,000	254,000	251,000
All Other Fees	—	—	39,000
Total	$3,376,000	$2,245,000	$1,998,000

Audit fees in Fiscal 2019, 2018 and 2017 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, and (iii) audit of internal control over financial reporting.

Tax fees in Fiscal 2019, 2018 and 2017 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2019, 2018 and 2017 were pre-approved by the Audit Committee.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on December 18, 2017 our shareholders approved on a non-binding advisory basis approved having future advisory votes on the compensation of our named executive officers every 1 year.

This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”

Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:

“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”

The Board of Directors recommends that shareholders vote FOR this proposal.

MISCELLANEOUS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 31, 2020. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.

Our Amended and Restated By-Laws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated By-Laws must be received no earlier than May 8, 2020 nor later than June 7, 2020. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated By-Laws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.

Shareholder Communication with our Board

Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chairman.

Other Matters

We are not aware of any matters other than those specifically referred to in this Proxy Statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.

Annual Report on Form 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 as filed with the Securities and Exchange Commission on June 28, 2019 are being mailed to each shareholder of record together with this proxy statement.

Proxies

All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

By order of the Board of Directors

Michael M. Umansky,
Secretary

July 29, 2019

Important Notice Regarding the Availability of Proxy Materials for the
2019 Annual Meeting of Stockholders to be held September 5, 2019.

The Proxy Statement and our 2019 Annual Report to Stockholders are
available at: https://www.cstproxy.com/motorcarparts/2019.

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Stockholders to be held September 5, 2019. The Proxy Statement and our 2019 Annual Report to Stockholders are available at: https://www.cstproxy.com/motorcarparts/2019.

COMMON STOCK	PROXY	BOARD OF DIRECTORS

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Michael Umansky, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the annual meeting of shareholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on September 5, 2019 at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the “Meeting”), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal No. 1, FOR approval of Proposal No. 2, and FOR approval of Proposal No. 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Shareholders Meeting and Proxy Statement dated July 29, 2019 is hereby acknowledged.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, CA 90503

(See Reverse Side)